Exhibit 23.7

Consent of Independent Registered Public Accounting Firm

The Board of Directors
AirGate PCS, Inc.:

We consent to the use of our reports dated December 13, 2004, with respect to the consolidated statements of operations, stockholders’ deficit, and cash flows of AirGate PCS, Inc. and subsidiaries for each of the years in the two-year period ended September 30, 2004 and the related financial statement schedule, which appear in the annual report on Form 10-K of AirGate PCS, Inc., incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Atlanta, Georgia
August 7, 2006